Exhibit 4.1
Execution Version
THIRD SUPPLEMENTAL INDENTURE
THIRD SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of March 18, 2025, among Silgan Specialty Packaging Triadelphia LLC (the “Guaranteeing Subsidiary”), a subsidiary of Silgan Holdings Inc. (or its permitted successor), a Delaware corporation (the “Company”), the Company, and Computershare Trust Company, N.A. (as successor to Wells Fargo Bank, National Association), as trustee (the “Trustee”) and collateral agent (the “Collateral Agent”) under the Indenture referred to below.
W I T N E S S E T H
WHEREAS, the Company has heretofore executed and delivered to the Trustee and the Collateral Agent an indenture (the “Base Indenture”), dated as of February 10, 2021, providing for the issuance of $500,000,000 of its 1.400% Senior Secured Notes due 2026 (the “Notes”), a First Supplemental Indenture (the “First Supplemental Indenture”), dated as of November 5, 2021, providing for the unconditional guarantee of certain Subsidiary Guarantors of all of the Company’s Obligations under the Notes and the Indenture, and a Second Supplemental Indenture (together with the Base Indenture and the First Supplemental Indenture, the “Indenture”), dated as of January 13, 2025, providing for the unconditional guarantee of a certain Subsidiary Guarantor of all of the Company’s Obligations under the Notes and the Indenture;
WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (each guarantee a “Subsidiary Guarantee”); and
WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee and the Collateral Agent are authorized to execute and deliver this Supplemental Indenture.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2. AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Subsidiary Guarantee and in the Indenture, including but not limited to Article 10 thereof.
3. NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor, as such, will have any liability for any obligations of the Company or any Subsidiary Guarantor under the Notes, the Indenture, the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.
4. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
5. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
6. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.
7. THE TRUSTEE AND THE COLLATERAL AGENT. Neither the Trustee nor the Collateral Agent shall be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.
(remainder of page left blank; signature pages follow)

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.
Dated: March 18, 2025,

SILGAN SPECIALTY PACKAGING TRIADELPHIA LLC

By:	/s/ Frank W. Hogan, III
Name:	Frank W. Hogan, III
Title:	Vice President and Secretary

SILGAN HOLDINGS INC.

By:	/s/ Frank W. Hogan, III
Name:	Frank W. Hogan, III
Title:	Executive Vice President, General Counsel and Secretary

[Signature Page to Third Supplemental Indenture for 1.400% Senior Secured Notes due 2026]

COMPUTERSHARE TRUST COMPANY, N.A., AS TRUSTEE AND COLLATERAL AGENT

By:	/s/ Erika Mullen
Name:	Erika Mullen
Title:	Vice President

[Signature Page to Third Supplemental Indenture for 1.400% Senior Secured Notes due 2026]